EXHIBIT 99.3

[Effective Date]

To Members and Friends of
Sound Community Bank

Keefe, Bruyette ∓ Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Sound Financial, Inc, the proposed mid-tier stock holding company for Sound Community Bank, in offering shares of its common stock in a subscription offering pursuant to its Plan of Reorganization and Stock Issuance.

At the request of Sound Financial, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Sound Financial, Inc. common stock being offered to customers of Sound Community Bank and various other persons until ______, Pacific Time, on __________ __, 2008. Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering. Sound Financial, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 2005 Fifth Avenue, Suite 200, Seattle, Washington. The Stock Information Center is open [___________], or feel free to call the Stock Information Center at (___) ___-____.

Very truly yours,

Keefe, Bruyette ∓ Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Friends' Letter

[Effective Date]

Dear Friend:

We are pleased to announce that Sound Community Bank is reorganizing into the mutual holding company structure. In connection with the reorganization, Sound Financial, Inc., a newly-formed mid-tier holding company for Sound Community Bank, is offering common stock in a subscription and community offering to certain members of Sound Community Bank and an employee stock ownership plan established by Sound Community Bank pursuant to a Plan of Reorganization and Stock Issuance.

Because we believe you may be interested in learning more about the merits of Sound Financial, Inc.'s common stock as an investment, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about Sound Community Bank's operations and the proposed offering of Sound Financial, Inc.'s common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 Noon, Pacific Time, on [_____].

You will have the opportunity to buy common stock directly from Sound Financial, Inc. in the offering without paying a commission or fee. If you have any questions regarding the reorganization and offering, please call us at (xxx) xxx-xxxx, between [_____], Pacific Time, or stop by our Stock Information Center located at 2005 Fifth Avenue, Suite 200, Seattle, Washington.

We are pleased to offer you this opportunity to become a stockholder of Sound Financial, Inc.

Sincerely,

Laura Lee Stewart
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Prospective Investor Letter

[Effective Date]

Dear Prospective Investor:

We are pleased to announce that Sound Community Bank is reorganizing into the mutual holding company structure. In connection with the reorganization, Sound Financial, Inc., the newly-formed mid-tier holding company for Sound Community Bank, is offering common stock in a subscription and community offering to certain members of Sound Community Bank and an employee stock ownership plan established by Sound Community Bank pursuant to a Plan of Reorganization and Stock Issuance.

We have enclosed the following materials that will help you learn more about the merits of Sound Financial, Inc. common stock as an investment. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Sound Community Bank's operations and the proposed offering of Sound Financial, Inc.'s common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Pacific Time, on [_______].

We invite you and other community members to become stockholders of Sound Financial, Inc. Through this offering you have the opportunity to buy stock directly from Sound Financial, Inc. without paying a commission or a fee.

If you have any questions regarding the reorganization, please call us at (___) ___-____ between [__________], Pacific Time, or stop by our Stock Information Center located at 2005 Fifth Avenue, Suite 200, Seattle, Washington.

Sincerely,

Laura Lee Stewart
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Proxy Gram

PROXY GRAM

PLEASE VOTE TODAY...

We recently sent you a proxy statement and related materials regarding a proposal to reorganize Sound Community Bank into the mutual holding company structure.

Your vote on the Plan of Reorganization and Stock Issuance has not yet been received.

Voting for the reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting "Against" the Reorganization....and

Your Board of Directors Unanimously Recommends a Vote "FOR" the Reorganization.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Laura Lee Stewart
President Chief Executive Officer
Sound Community Bank

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Proxy Gram II

PROXY GRAM II

PLEASE VOTE TODAY

We recently sent you a proxy statement and related materials regarding a proposal to reorganize Sound Community Bank into the mutual holding company structure.

Your vote on the Plan of Reorganization and Stock Issuance has not yet been received.

Voting for the reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance.

Not Returning Your Proxy Cards has the Same Effect as Voting "Against" the Reorganization...and

Your Board of Directors Unanimously Recommends a Vote "FOR" the Reorganization.

Our Reasons for the Corporate Change

As a Mutual Institution:
-There is no authority to issue capital stock and thus no access to this market source of equity capital.
-Earnings from yera to yera are the only source of generating capital.

Under a Mutual Holding Company structure, we will be able to:
-Structure our business in the form that will enable us to access capital markets.
-Support future lending and operational growth.
Better attract and retain qualified directors and management through stock-based compensation plans.
-Support future branching activities and/or the acquisition of other financial institutions or financial services companies.

Your Vote Is Important to Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Laura Lee Stewart
President Chief Executive Officer
Sound Community Bank

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Proxy Gram III

Proxy Gram III

Month, Date Year

Dear Valued Sound Community Bank Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to reorganize Sound Community Bank into the mutual holding company structure. This reorganization will allow us to operate in essentially the same manner as we currently operate, but will provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of the date of this letter, your vote on our Plan of Reorganization and Stock Issuance has not yet been received. Your Board of Directors unanimously recommends a vote "FOR" the Plan of Reorganization and Stock Issuance. If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. Our meeting on _____ is fast approaching and we'd like to receive your vote as soon as possible.

Voting FOR the reorganization does not affect the terms or insurance on your accounts. For further information call our Stock Information Center at (___) ___-____.

Best regards and thank you,

Laura Lee Stewart
President Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Question and Answer Brochure

FACTS ABOUT THE REORGANIZATION

The Board of Directors of Sound Community Bank unanimously adopted an amended Plan of Reorganization and Stock Issuance to reorganize into a mutual holding company structure. As a result of the reorganization, Sound Financial, Inc. will become the federally chartered parent holding company of Sound Community Bank, and Sound Financial, Inc. will be 55.0% owned by Sound Community MHC. In connection with the reorganization, Sound Financial, Inc. is offering a minority of its common stock in a subscription offering to the public pursuant to a Plan of Reorganization and Stock Issuance. Sound Community MHC will be the majority stockholder of the common stock of Sound Financial, Inc. after the reorganization. The depositors of Sound Community Bank will be the members of Sound Community MHC.

This brochure answers some of the most frequently asked questions about the reorganization and about your opportunity to invest in Sound Financial, Inc.

Investment in the stock of Sound Financial, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors."

WHAT IS THE PURPOSE OF THE REORGANIZATION?

The primary reasons for the Plan of Reorganization and Stock Issuance are to provide Sound Community Bank with an additional source of capital to better serve the needs of the local community through: increasing our lending capacity to support new loans and higher lending limits; increasing our capital base; allowing us to grow and enhance our profitability; and improving our ability to manage capital, which will include paying cash dividends.
WILL THE REORGANIZATION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
No. The reorganization will not affect the balance or terms of any deposit account or loan. Your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your deposit account is not being converted to stock.

DO DEPOSITORS HAVE TO BUY STOCK?

No. However, the reorganization will allow Sound Community Bank depositors an opportunity to buy stock and become stockholders of Sound Financial, Inc.

WHAT IS A CHARITABLE FOUNDATION AND WHY IS FIRST FINANCIAL HOLDINGS CONSIDERING INCLUDING THIS IN ITS CONVERSION?

In the Plan, we have indicated our intent to establish a charitable foundation with a portion of the proceeds from the stock offering. We anticipate the establishment of the foundation will enable us to increase our annual charitable giving to the communities we serve. This foundation will provide financial support that is consistent with Sound Community Bank's values, is a reflection of our heritage as a community-based enterprise, and is a tangible expression of our commitment to its community.

WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION OFFERING?

Certain members of Sound Community Bank and the Sound Financial, Inc. employee stock ownership plan.

HOW MANY SHARES OF STOCK ARE BEING OFFERED AND AT WHAT PRICE?

Sound Financial, Inc. is offering through the Prospectus between ____ and ___ shares of common stock at a price of $10.00 per share. The maximum number of shares that we may sell in the stock offering may increase by 15% to ___ shares as a result of regulatory considerations or changes in financial markets.

HOW MUCH STOCK MAY I BUY?

The minimum order is 25 shares or $250. No person may purchase more than 20,000 shares or $200,000 of common stock in the subscription offering, and no person, together with associates of and persons acting in concert with such persons, may purchase more than 25,000 shares or $250,000 of common stock.

HOW DO I ORDER STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by Sound Community Bank prior to 12:00 Noon, Pacific Time, on _____.

HOW MAY I PAY FOR MY SHARES OF STOCK?

First, you may pay for stock by check, cash or money order. If paying by cash, please stop at any one of Sound Community Bank's tellers and convert your cash to a check. Interest will be paid by Sound Community Bank on these funds at the statement savings annual percentage yield from the day the funds are received until the reorganization is completed or terminated. Second, you may authorize us to withdraw funds from your Sound Community Bank savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until the reorganization is completed or terminated. Sound Community Bank will waive any early withdrawal penalties on certificate of deposit accounts used to purchase stock.

CAN I PURCHASE SHARES USING FUNDS IN MY SOUND IRA?

Potentially. However, you must establish a self-directed IRA account at a brokerage firm or trust

Question and Answer Brochurep2

department to which you can transfer a portion or all of your IRA account at Sound Community Bank that will enable such purchase. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.

MAY I OBTAIN A LOAN FROM SOUND TO PAY FOR THE STOCK?

No. Regulations do not allow Sound Community Bank to make loans for this purpose, nor may you use a Sound Community Bank line of credit to pay for shares. However, you are not precluded from obtaining financing from another financial institution.

DOES PLACING AN ORDER GUARANTEE THAT I WILL RECEIVE ALL, OR A PORTION, OF THE SHARES I ORDERED?

No. It is possible that orders received during the stock offering will exceed the number of shares offered for sale. In this case, referred to as an "oversubscription," regulations require that orders be filled using a pre-determined allocation procedure. Please refer to the section of the Prospectus titled, "The Reorganization and Stock Offering" for a detailed description of allocation procedures.

If we are not able to fill an order (either wholly or in part), excess funds will be refunded by check, including interest earned at Sound Community Bank's statement savings rate. If payment was to be made by withdrawal from a Sound Community Bank deposit account, excess funds will remain in that account.

WILL THE STOCK BE INSURED?

No. Like any other common stock, Sound Financial, Inc.'s stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?

Yes. Sound Financial, Inc. intends to pay a quarterly cash dividend beginning after the first quarter following completion of the offering. The initial dividend rate to be paid on our common stock has not yet been determined.

HOW WILL THE STOCK BE TRADED?

We expect that our common stock will be quoted on the _______ under the symbol ____after this offering.

ARE OFFICERS AND DIRECTORS OF SOUND PLANNING TO PURCHASE STOCK?

Yes! Sound Community Bank's senior officers and directors plan to purchase, in the aggregate, $_____ worth of stock.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of shares in the Reorganization.

SHOULD I VOTE?

Yes. Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS AT YOUR EARLIEST CONVENIENCE! NOT RETURNING YOUR PROXY CARDS HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING OF MEMBERS?

Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy, you may do so by giving notice at the special meeting.

Stock Information Center (___) ___-____ Sound Financial, Inc. 2005 Fifth Avenue Suite 200 Seattle, WA 98121
Hours

The Reorganization and Stock Issuance QUESTIONS & Answers {LOGO} The proposed parent stock holding company for Sound Community Bank
The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

    Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution's conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

    "Neither a Borrower nor a Lender Be" If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

    Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that "everyone" enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

    Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution's website or by visiting a branch office.

    The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

What Investors Need to Know

Read This First

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to "loan" you money to purchase a significant amount of stock in the offering. In exchange for that "loan" you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

Opening offering web site message

Sound Website Message:

Plan of Conversion
and
Stock Offering Information

Sound Financial, Inc. is pleased to announce that materials were mailed on ______, 2007 regarding its Plan of Conversion, including its stock offering. If you were a depositor as of ______, ________ or _________ __, 2007, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a Depositor of Sound Community Bank as of the Voting Record Date, _________ __, 2007, a proxy card(s) is included. We encourage you to return ALL proxy cards as promptly as possible... and THANK YOU!

Information, including a prospectus, regarding Sound Financial, Inc.'s stock offering was also enclosed. The subscription offering has commenced and continues until Noon, local time, on ____, 2007, at which time all orders must be received if you want to subscribe for stock.

Depending upon the outcome of the Subscription Offering our best estimate at this time for trading of Sound Financial, Inc.'s stock on the ________ is late ______. However, as described in the prospectus, it could be later. The stock will trade under the ticker symbol "____". We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center number is (___) ___-____.

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of offering web site message

End of Offering Sound Website Message

Stock Issuance Information

The Sound Financial, Inc. stock offering closed on ___________. The results of the offering are as follows:

________________________________________________.

Interest and refund checks [if applicable] will be mailed on ________, 2008 by regular mail. No special mailing instructions will be accepted.

Allocations will be made available beginning at ____ on ____________, 2008. [If applicable]

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Sound Financial, Inc. will be Registrar and Transfer Company in Cranford, New Jersey and the phone number for their Investor Relations Department is 1-800-368-5948.

We anticipate trading to begin on ____________, 2008 on the ___________under the symbol "____."

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.